[CNB logo]    CNB Bancshares, Inc.
              P.O. Box 778  Evansville, Indiana
              47705-0778 Telephone: 812-456-3400
                                                             News Release

FOR FURTHER INFORMATION:

      MEDIA
      -----
Joan F. David
Corporate Relations
812-456-3564
davidjf@citizensonline.com

                          ANALYSTS
                          --------
James J. Giancola                  John R. Spruill
Chief Executive Officer            Chief Financial Officer
812-456-3265                       812-456-3043
giancojj@citizensonline.com        spruiljr@citizensonline.com

For Immediate Release                                     April 17, 1998

            CNB BANCSHARES ANNOUNCES COMPLETION OF ITS ACQUISITION OF
                           PINNACLE FINANCIAL SERVICES

CNB Bancshares, Inc. (NYSE:BNK) of Evansville, Indiana, announced today the completion of its acquisition of Pinnacle Financial Services, Inc., creating the largest Indiana-based bank holding company with banking operations in four states and assets exceeding $6.6 billion. As previously announced, Pinnacle shareholders will receive 1.0365 shares of CNB common stock for each share of Pinnacle stock owned in a tax free exchange.

Pinnacle's major markets include St. Joseph, Michigan and Valparaiso, Michigan City and Merrillville, Indiana. All of Pinnacle's offices will remain open and will continue to do business as Pinnacle Bank.

Jim Giancola, President and Chief Executive Officer of CNB, said, "We look forward to working with Pinnacle's associates and customers. The completion of this acquisition places CNB in the dynamic, growing markets of northern Indiana and southwestern Michigan allowing customers to transact their banking business at all of our 140 banking offices and 183 ATMs in four states."

Dick Schanze, Chairman of Pinnacle, stated, "We are pleased to become part of the CNB family. With the added strength of CNB, we will continue to provide a high level of personalized customer service through our existing staff while offering an expanded product line. Furthermore, our shareholders have been richly rewarded for their investment in Pinnacle. CNB shareholders have enjoyed tremendous growth in their stock with compound annual returns of 38% over the past year and 21% over the past five years."

Donald E. Radde, former Executive Vice President of Pinnacle, is President of the Greater Michiana Region of Pinnacle Bank, while Thomas A. Galovic, III is President of the Greater Lake and Porter Counties Region of Pinnacle Bank. Tom joined Pinnacle Bank in January and was formerly First Vice President at First Chicago NBD in Merrillville, Indiana. Jim Giancola will assume the role of Chief Executive Officer of Pinnacle Bank in addition to his current role of President and Chief Executive Officer of CNB. Richard L. Schanze, former Chairman and Chief Executive Officer of Pinnacle; Arnold L. Weaver, former Vice Chairman of Pinnacle; and Donald A. Lesch, former Vice Chairman of Pinnacle, will retire upon completion of the acquisition. Arnie Weaver will continue to provide consulting services to Pinnacle Bank to assist during the transition period. David W. Kolhagen, Senior Vice President and Treasurer, and John A. Newcomer, Vice President and Corporate Affairs Officer, will continue to serve Pinnacle Bank through July of this year.

The following three former board members of Pinnacle are expected to be elected to CNB's Board of Directors later this month: Terrence A. Friedman, James E. Hutton, and Alton C. Wendzel. Mr. Friedman is Chairman of the Board of Trelleborg, a manufacturer of rubber components primarily for the auto industry. Mr. Hutton is Vice President in charge of operations for Burrell Professional Labs, a professional photo processing company with operations throughout the United States. Mr. Wendzel is President of Greg Orchards and Produce and Coloma Frozen Foods, growers and processors of fresh and frozen produce.

CNB recently announced record earnings for the first quarter of 1998. Earnings increased 22% over the first quarter results of 1997. Solid improvement was also reported in the key profitability ratios of ROA, ROE and efficiency as well as maintaining asset quality ratios. CNB has a merger pending with National Bancorp, which has almost $200 million in assets and operates five offices in Perry and Spencer counties in Indiana. Additional information on CNB is available at www.citizensonline.com.


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